Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of July, 11, 2022, by and among FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Palm Holdco, Inc., a Delaware corporation (“Pubco”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,558,422 shares of SPAC Class B Common Stock and 4,297,825 SPAC Private Placement Warrants (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, Pubco and Palm Merger Sub, LLC, a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, and following the SPAC Merger, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger (the “Acquisition Merger” and together with the SPAC Merger, the “Mergers”), on the terms and conditions set forth therein; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effects of Merger Agreement. The Sponsor shall be bound by and comply with Sections 7.07 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. Except as permitted by the Merger Agreement, during the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of SPAC, each Sponsor Party shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Sponsor (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that (a) any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Common Shares or SPAC Warrants of, on or affecting the SPAC Common Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Common Shares or other equity securities of SPAC after the date of this Sponsor Agreement (such SPAC Common Shares, SPAC Warrants or other equity securities of SPAC referred to in clauses (a) through (c) collectively, the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the SPAC Merger Closing Date, (a) the Sponsor shall deliver (i) to SPAC and the Company a duly executed copy of the Registration Rights Agreement and (ii) to the Company a duly executed copy of the A&R Operating Agreement, and (b) SPAC shall deliver to the Sponsor and the Insiders, as applicable, a duly executed copy of the Registration Rights Agreement.

Section 1.5 Sponsor Agreements.

(a) Prior to the Expiration Time, at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, the Sponsor shall, solely in its capacity as a record owner of SPAC Common Shares, (i) appear at each such meeting or otherwise cause all of its SPAC Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(iv) against any change in the business, management or Board of Directors of SPAC (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Merger Sub under the Merger Agreement, (y) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

(b) The Sponsor hereby agrees, in its capacity as a record owner of, or owner of interests representing the economic benefits of, SPAC Common Shares, that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(c) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of SPAC Class B Common Stock owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(d) During the period commencing on the date hereof and ending on the earlier of the Effective Date and the termination of the Merger Agreement pursuant to Section 10.1 thereof, without the prior written consent of the Company, the Sponsor shall not modify or amend any Contract between SPAC and the Sponsor.

Section 1.6 Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein or herein; provided that the foregoing obligation shall not require the Sponsor to forfeit any economic rights (other than as expressly provided therein or herein), grant any concession, or incur monetary liability (other than reasonable transaction expenses).

Section 1.7 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.8 No Further Amendment to Insider Letter. Neither the Sponsor nor SPAC shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 15, 2021, by and among the SPAC and the Sponsor (the “Insider Letter”), without the Company’s prior written consent.

Section 1.9 Waiver of Anti-Dilution Provision. Subject to and contingent upon the consummation of the Mergers, the Sponsor hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of SPAC (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b) of the Charter to have the SPAC Class B Common Stock convert to SPAC Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement (and any shares of SPAC Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

Section 1.10 Sponsor Forfeiture and Earnout.

(a) Immediately prior to the Acquisition Merger Closing, at 12:01am New York City time on the date immediately following the SPAC Merger Closing Date, the Sponsor shall deliver to the SPAC for cancellation and for no consideration the Sponsor Redemption Forfeited Shares (if any) and the Additional Incentive Forfeited Shares.

(b) After giving effect to the Sponsor Redemption Forfeiture, the Sponsor Earnout Shares (if any) shall be deposited into one or more escrow accounts with the Escrow Agent, and the Sponsor Earnout Shares shall vest and be released from escrow to Sponsor (or its designees) only upon the occurrence of the Sponsor Earnout Triggering Event. No Sponsor Earnout Shares shall be, directly or indirectly, sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, unless and until the Sponsor Earnout Triggering Event occurs. Any Sponsor Earnout Shares that do not vest in accordance with the terms of this Section 1.10(b) prior to the Earnout Period End Date shall be delivered to Pubco and cancelled for no consideration, and none of the Sponsor or any of its Affiliates shall have any rights with respect thereto.

(c) If, prior to the Earnout Period End Date, the outstanding equity interests of any class or series of Pubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, the number of Sponsor Earnout Shares will be appropriately adjusted to provide to the Sponsor the same economic effect as contemplated by this Sponsor Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor constitutes a legally valid and binding obligation of it, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the SPAC Governing Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. The Sponsor’s Subject Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor on the date of this Sponsor Agreement, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the SPAC Warrants held by the Sponsor, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) if the Sponsor is not an individual, conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.11 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule I attached hereto, neither the Sponsor nor, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of SPAC and (c) the written agreement of the Sponsor, SPAC, and the Company; provided that if the Effective Date occurs Section 1.10 of this Sponsor Agreement shall survive the Effective Time. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Sponsor Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS Sponsor AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

Section 3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Section 3.1, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties would have entered into this Sponsor Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Section 3.5 shall not be required to provide any bond or other security in connection with any such injunction.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Sponsor.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed without any “bounce back” or similar error message, addressed as follows:

If to Sponsor or SPAC:

109 Old Branchville Road
Ridgefield, CT 06877

Attention:	Doug Jacob
Garett Schreiber
Email:	[Redacted]
[Redacted]

with a copy to (which will not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166

Attention:	Stefan G. dePozsgay
Evan M. D’Amico
Andrew Fabens
Email:	[Redacted]
[Redacted]
[Redacted]

If to the Company, Merger Sub or Pubco:

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835

Attn:	Scott Demerau
Cecil Magpuri
Email:	notices@falconsbeyond.com

with a copy to (which shall not constitute notice):

White & Case

1221 Avenue of the Americas
New York, NY 10020

Attention:	Matthew Kautz
James Hu
Email:	[Redacted]
[Redacted]

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10 Trust Account Waiver. Section 6.05 (No Claim Against the Trust Account) of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11 Entire Agreement. This Sponsor Agreement, the Merger Agreement and the other Ancillary Agreements and the agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby or thereby.

Section 3.12 Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Sponsor signs this Sponsor Agreement solely in such Person’s capacity as a record owner of, or owner of interests representing the economic benefits of, SPAC Class B Common Stock and SPAC Warrants, and not in any other capacity and this Sponsor Agreement shall not limit, prevent or otherwise affect the actions of the Sponsor or any Affiliate, employee or designee of the Sponsor, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of SPAC, either Merger Sub or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of SPAC.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, SPAC, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

FAST SPONSOR II, LLC

By: FAST Sponsor II Manager LLC, its manager

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Manager

[Signature Page to Sponsor Support Agreement]

SPAC:

FAST ACQUISITION CORP. II

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

PUBCO:

palm holdco, inc.

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	President

[Signature Page to Sponsor Support Agreement]

COMPANY:

FALCON’S BEYOND GLOBAL, LLC

By:	/s/ Cecil D. Magpuri
Name:	Cecil D. Magpuri
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]